Exhibit 5

July 24, 2019 LogMeIn, Inc. 320 Summer Street Boston, MA 02210

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, Massachusetts  02116

Tel: +1.617.948.6000  Fax: +1.617.948.6001

www.lw.com

FIRM / AFFILIATE OFFICES

Abu Dhabi                Milan

Barcelona                 Moscow

Beijing                     Munich

Boston                      New Jersey

Brussels                   New York

Chicago                   Orange County

Doha                        Paris

Dubai                       Riyadh

Düsseldorf               Rome

Frankfurt                 San Diego

Hamburg                 San Francisco

Hong Kong             Shanghai

Houston                  Silicon Valley

London                   Singapore

Los Angeles           Tokyo

Madrid                    Washington, D.C.

Re:	Registration of 1,500,000 shares of common stock, par value $0.01 per share, pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to LogMeIn, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 1,500,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable under the Company’s 2019 Employee Stock Purchase Plan (the “Plan”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2019 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the Plan, and assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP